Exhibit 10.9

THIS AMENDED AND RESTATED STOCK OPTION AGREEMENT (the “Agreement”) is made and entered effective , 2010, by and among Ray D. Berry (“Berry”), The Fresh Market, Inc. (the “Corporation”), and [Name of Executive] (“Executive”).

WHEREAS, Berry, the Corporation and the Executive are party to the Stock Option Agreement, dated as of , 2009, (the “Original Agreement”);

WHEREAS, Berry, the Corporation and the Executive wish to amend and restate the Original Agreement;

NOW, THEREFORE, the Original Agreement is hereby amended and restated as follows:

1. Option. Berry has granted to Executive an option to purchase common shares (the “Common Shares”) (subject to adjustment as provided in Section 6 of this Agreement, the “Option Shares”) from Berry at a purchase price of $9,145.77 per share (subject to adjustment as provided in Section 6 of this Agreement, the “Exercise Price”), subject to the vesting and other conditions hereinafter provided in this Agreement (the “Option”).

2. Vesting. Following the occurrence of a Vesting Date prior to expiration of the Option under Section 3 Executive may exercise the Option pursuant to Section 4 of this Agreement with respect to the portion of the Option Shares for which the Option then vests under this Section 2.

For purposes of this Agreement:

“Vesting Date” shall mean (and be limited to) (i) the date on which a Sale of the Corporation occurs, (ii) in connection with an Initial Public Offering, the date specified by Berry in a notice to the Corporation and Executive, (iii) the date on which a Partial Sale occurs, (iv) the 10th anniversary of the date of the Original Agreement (the “10th Anniversary”), or (v) the date on which Executive’s employment with the Corporation ceases because of Executive’s death or Disability.

“Sale of the Corporation” means the acquisition of all or substantially all of the assets of the Corporation or of the equity interests in the Corporation, whether by means of a sale, share exchange, merger, consolidation, or other transaction; provided that a “Sale of the Corporation” shall not include any transaction if immediately after the transaction one or more Berry Parties directly or indirectly control the acquirer. For purposes of the foregoing sentence, “Berry Part(y)ies” means Ray D. Berry, existing and future lineal descendants of Ray D. Berry, existing and future spouses of Ray D. Berry or of such descendants, and existing and future trusts for the benefit in whole or in part of any one or more of the foregoing persons, and “control” means having the ability to determine, either directly or through one or more intervening other entities, the persons who direct the management of the acquirer.

“Initial Public Offering” means an initial public offering of common shares of the Corporation on the New York Stock Exchange, NASDAQ, or any other United States or foreign stock exchange.

“Partial Sale” means the sale by a Berry Party of Common Shares (x) other than a sale occurring as part of a Sale of the Corporation or as part of an Initial Public Offering and (y) other than a sale (i) to one or more other Berry Parties, (ii) to an employee of the Corporation or of another entity controlled by the Corporation, or (iii) to the Corporation. For purposes of the foregoing sentence, “control” means having the ability to determine, either directly or through one or more intervening other entities, the persons who direct the management of the entity in question. For the avoidance of doubt, a Partial Sale includes a sale by a Berry Party of Common Shares to an employee stock ownership plan trust.

“Disability” means that there has been a good faith determination by the Corporation’s Board of Directors that Executive is subject to a physical and/or mental impairment that prevents Executive from performing the essential functions of Executive’s employment with the Corporation with or without reasonable accommodation.

In the case of a Vesting Date other than a Vesting Date arising from a Partial Sale, the portion of the Option Shares for which the Option then vests is all of the Option Shares with respect to which the Option has not theretofore earlier expired under Section 3 of this Agreement. In the case of a Vesting Date arising from a Partial Sale, the portion of the Option Shares for which the Option then vests shall be the number of Option Shares multiplied by a fraction, the numerator of which is the number of Common Shares sold in the Partial Sale by the Berry Party and the denominator of which is the number of Common Shares then outstanding.

3. Expiration. The Option shall expire without further consideration upon cessation of Executive’s employment with the Corporation for any or no reason whatsoever other than cessation because of Executive’s death or Disability, with respect to the portion of the Option Shares that has not vested pursuant to Section 2 of this Agreement prior to such cessation occurring. If the Option vests as to all or any portion of the Option Shares pursuant to Section 2 of this Agreement, the Option shall expire at the end of the Exercise Period provided in Section 4 of this Agreement with respect to such vested Option Shares as to which the Option is not timely exercised in accordance with Section 4 of this Agreement during the Exercise Period. Upon the Option expiring as to some or all of the Option Shares, the Option shall not thereafter be exercisable as to the Option Shares for which the Option has so expired. For the avoidance of doubt but not in limitation of the foregoing provisions of this paragraph, if prior to any Vesting Date occurring Executive’s employment with the Corporation ceases for any or no reason other than because of Executive’s death or Disability, the Option shall expire as to all the Option Shares upon such cessation of employment occurring.

To illustrate the foregoing paragraph, assume that on January 1, 2010, a Partial Sale occurs in which a Berry Party sells Common Shares representing 4% of all the then outstanding Common Shares, that Executive is still employed by the Corporation on the date of such Partial Sale, that no Vesting Date has occurred prior to the date of such Partial Sale, and that no event has occurred prior to the date of such Partial Sale causing an adjustment in the number of Option Shares pursuant to Section 6 of this Agreement. The Partial Sale would result in the Option becoming vested under Section 2 of this Agreement as to 14.1180 Option Shares [352.950 multiplied by .04]. Assume that Executive timely exercises the Option during the Exercise Period pursuant to Section 4 of this Agreement with respect to 10 Option Shares but does not so timely exercise the Option with respect to the remaining vested 4.1180 Option Shares. The Option would expire as to the 4.1180 Option Shares upon expiration of the Exercise Period.

4. Exercise. (a) If (and only if) the Option becomes vested with respect to Option Shares under Section 2 of this Agreement, the Option may be exercised at any time during the period beginning on the Vesting Date and ending on the 60th day following the Vesting Date (the “Exercise Period”) with respect to such vested Option Shares. The Option may be exercised for all or less than all of the Option Shares as to which the Option has so vested under such Section 2, and there may be more than one exercise occurring during the Exercise Period (provided that the sum of such exercises may not be for more than the number of Option Shares so vested). To exercise the Option, Executive must deliver to Berry at his principal office address or such other address as Berry may direct, one or more written notices of exercise during the Exercise Period. Each such notice (an “Exercise Notice”) shall (i) be signed by Executive’s or by Executive’s permitted successor as provided in Section 8 of this Agreement, (ii) state the number of Option Shares with respect to which the Option is being exercised, (iii) contain such representations as Berry may require pursuant to Section 9 of this Agreement, and (iv) unless otherwise agreed to by Berry, either (A) be accompanied by payment in full of the aggregate Exercise Price of such Option Shares by bank cashiers check payable to Berry’s order and by payment in full of any amounts required under Section 5 of this Agreement by bank cashiers check payable to the Corporation’s order or (B) be accompanied by a Netting Notice pursuant to Section 4(b). As soon as practicable after the Exercise Notice has been received by Berry, Berry shall cause the Corporation to issue to Executive (or to such permitted successor) a certificate registered in the name of Executive (or such permitted successor) representing the number of Option Shares so purchased subject to the reduction provided in Section 4(b) if a Netting Notice is delivered by Executive.

(b) In lieu of paying by means of bank cashiers checks the aggregate Exercise Price of the Option Shares as to which the Option is being exercised and any amounts required under Section 5 of this Agreement with respect to such exercise, Executive (or Executive’s permitted successor as provided in Section 8 of this Agreement) may deliver to Berry along with the Exercise Notice a notice that Executive elects to satisfy payment of such Exercise Price and obligations under Section 5 through the netting permitted by this Section 4(b) (a “Netting Notice”). If a Netting Notice is so timely delivered by Executive (or such permitted successor), Executive shall receive from

Berry upon exercise of the Option that number of Option Shares with an aggregate fair market value equal to the amount by which the aggregate fair market value of the Option Shares for which the Option is being exercised exceeds the sum of (i) the aggregate Exercise Price of the Option Shares for which the Option is being exercised and (ii) the sum of the amounts required to be paid by Executive pursuant to Section 5 of this Agreement with respect to such exercise.

For purposes of this Section 4(b), the fair market value of Option Shares as to which the Option is being exercised shall be the fair market value of such Option Shares as of the date Executive (or such permitted successor) delivers the Exercise Notice accompanied by the Netting Notice to Berry (the “Valuation Date”), determined by taking into account the minority status and illiquid status of such Option Shares as applicable. Unless otherwise agreed in writing by Berry and Executive (or such permitted successor), such fair market value shall be determined by appraisal. The appraiser shall be selected by written agreement of Executive (or such permitted successor) and Berry. If no such agreement is reached by the 30th day after the Valuation Date, then each of Executive (or such permitted successor) and Berry shall appoint one appraiser by the 10th day following the end of such 30-day period, and the two appraisers so appointed shall then jointly designate a qualified person to perform the appraisal.

The appraiser shall provide Executive (or such permitted successor) and Berry with a written draft of the appraiser’s determination of the fair market value of such Option Shares for their written comment by the 40th day following the date of the appraiser’s appointment pursuant to the preceding paragraph. Each such person receiving the draft shall have 20 days from the end of such 40-day period in which to deliver any written comments on the draft to the appraiser; any such written comments shall also be delivered by the commenting party at the same time to the other party.

By the 30th day after the end of such 20-day period, the appraiser shall submit the appraiser’s final written determination of the fair market value of such Option Shares to Executive (or such permitted successor) and Berry. Such determination of the fair market value of such Option Shares by the appraiser shall be conclusive and binding on all persons and entities unless the objecting party establishes either patent mathematical error in the appraisal or the existence of actual fraud on the part of any person or entity in the making either of such determination or of the books and records on which such determination is based; in either case that materially affects the fair market value of such Option Shares as determined by the appraiser.

The appraiser’s fees and expenses shall be borne by Executive.

5. Withholdings. Executive shall pay to the Corporation any income tax, Federal Unemployment Tax Act, Federal Insurance Contributions Act, or other amounts which the Corporation determines the Corporation and/or Berry is required by applicable law to withhold or otherwise collect from Executive as a result of exercise of the Option.

6. Adjustments. (a) The amount of Option Shares and the Exercise Price shall be appropriately adjusted, as determined in good faith by Berry, for any increase or decrease in the number of outstanding Common Shares resulting from payment of a Common Share dividend on the Common Shares, a subdivision or combination of Common Shares, or from a reclassification of the Common Shares.

(b) After the merger of one or more entities into the Corporation, any merger of the Corporation into another entity, any consolidation of the Corporation with one or more other entities, or any other reorganization of any form involving the Corporation as a party thereto involving any exchange, conversion, adjustment or other modification of the Common Shares, Executive thereafter shall be entitled upon exercise of the Option to receive, in lieu of the number of Option Shares as to which the Option shall then be so exercised, the number and class of shares or other securities or such other property to which Executive would have been entitled pursuant to the terms of the merger, consolidation, or reorganization, if at the time of such merger, consolidation, or reorganization Executive had been a holder of record of a number of Common Shares equal to the number of Option Shares for which the Option is exercised, all as determined in good faith by Berry, subject to appropriate adjustment in the application of Section 4(b) as determined by Berry if Executive provides a Netting Notice. Comparable rights shall accrue to Executive in the event of successive such mergers, consolidations, or reorganizations.

(c) Neither this Agreement nor the Option shall affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or part of its business or assets, or for Berry or any other Berry Party to authorize, approve, or otherwise participate in, any such transaction.

7. Title Warranties. Berry represents and warrants to Executive that to the extent the Option is exercised, Berry will be conveying to Executive good and valid title to the Option Shares thereby acquired by Executive, free and clear of all liens, claims, and encumbrances, and that such Option Shares are fully paid and non-assessable.

8. Non-Transferability. The Option may not be sold, assigned, pledged, or otherwise transferred, whether gratuitously or for consideration, whether consensually or by operation of law, including but not limited to pursuant to equitable distribution, divorce, or other marital proceedings, except that if either (i) the Option becomes exercisable as to any Option Shares because of Executive’s death as the Vesting Event causing vesting of the Option or (ii) Executive should die after the Option becomes exercisable as to any Option Shares because of a different Vesting Event but before the Option expires as to such Option Shares, then Executive’s successor by death may exercise the Option with respect to the Option Shares as to which the Option has become so exercisable prior to the expiration of the Option as to such Option Shares subject to all the conditions and limitations provided in this Agreement.

9. Registration; Investigation. Executive hereby acknowledges and agrees with Berry (i) that neither the offer nor sale of the Option or of the Option Shares has been registered under the Securities Act of 1933 as amended (the “1933 Act”), the North Carolina Securities Act, or any other securities laws, (ii) that the Option and, to the extent the Option is exercised, the Option Shares are being offered and sold to Executive pursuant to one or more exemptions from registration under the 1933 Act, the North Carolina Securities Act and other applicable securities laws, (iii) that to the extent the Option is exercised the Option Shares may not be offered or sold by Executive except pursuant to such registration or an exemption from such registration and (iv) that the Corporation does not have any obligation to cause any such registration or to take action so as to make an exemption available. Executive hereby represents and warrants to Berry, and agrees with Berry that to the extent Executive exercises the Option, that as an existing executive employee of the Corporation Executive is fully familiar with the Corporation’s affairs, and is purchasing the Option Shares based on Executive’s own examination of the Corporation and not in reliance on any representations or warranties made by Berry, the Corporation, any representative of Berry or the Corporation, or by any other person or entity, other than Berry’s representation and warranty in Section 7 of this Agreement.

10. Tax Consequences. Executive acknowledges and agrees that (i) the Option has been granted to Executive in connection with Executive’s performance of services to the Corporation, (ii) that exercise of the Option is expected to result in taxable income to Executive under Section 83 of the Internal Revenue Code, and (iii) that neither Berry, the Corporation, any representative of Berry or the Corporation, or any other person or entity has made and does not make any representation or warranty to Executive of any tax consequences of the grant of the Option or the exercise of the Option.

11. Employment. Neither this Agreement nor the transactions provided hereunder shall in any way amend, limit, or otherwise affect the status of the employment relationship between the Corporation and Executive as employment terminable at will.

12. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that Executive may not assign or delegate any of Executive’s rights or obligations under this Agreement except with the prior written consent of Berry or except as provided in Section 8 of this Agreement. If any provision of this Agreement is deemed invalid or otherwise unenforceable for any reason, such provision shall, at the option of the party benefited by such provision, either be reformed to the extent necessary to make such provision enforceable or deemed deleted from this Agreement, in either case without affecting the remainder of this Agreement which shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

by
Name: Ray D. Berry

THE FRESH MARKET, INC.,

by
Name:

by
Name: [Name of Executive]

EXHIBIT A

EXAMPLE OF ALLOCABLE PORTION

Assume that the Corporation has the following Shares outstanding and owned of record as follows:

Holder	Number of Shares

A	40
B	20
C	20

Assume the occurrence of an event resulting in the creation of an option under the Agreement in A, B, and C to purchase 20 Shares from D. Each of A, B, and C timely delivers a Purchase Notice stating the maximum number of Shares which he is willing to purchase as follows:

Holder Maximum Number Stated in Purchase Notice

A	20
B	10
C	2

The initial allocation of the 20 Shares to be purchased would be as follows:

	A	B	C	Shares To Be Allocated
				20

Initial Allocation	10	5	2	(17)

				3

In the initial allocation, each of A, B, and C is allocated an amount of Shares equal to the lesser of (i) the maximum number of Shares stated in his Purchase Notice and (ii) his Pro Rata Portion, which is the percentage obtained by dividing the number of Shares owned of record by the Holder, by the total number of Shares owned of record by all the Holders participating in the particular allocation. C’s Purchase Notice stated a maximum number of Shares less than C’s Pro Rata Portion, resulting in an initial allocation of less than the total number of Shares available for allocation. After this initial allocation of 17 Shares, the remaining 3 Shares still available for purchase would be allocated as follows:

Second Allocation	2	1	0	(3)

Total	12	6	2	0

After the second allocation, all the Shares available for purchase have been allocated, so that no further allocations are made.